UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: November 29, 2012

(Date of earliest event reported)

THE KROGER CO.

(Exact name of registrant as specified in its charter)

An Ohio Corporation	No. 1-303	31-0345740
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1014 Vine Street

Cincinnati, OH 45202

(Address of principal executive offices)

Registrant’s telephone number: (513) 762-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information

Item 2.02                                           Results of Operations and Financial Condition.

On November 29, 2012, the Company released its earnings for third quarter 2012.  Attached hereto as Exhibit 99.1, and filed herewith, is the text of that release.

Section 7 — Regulation FD

Item 7.01                                           Regulation FD Disclosure.

2012 Guidance (annual, unless otherwise noted):

Identical supermarket sales growth (excluding fuel sales)	3.0% to 3.5% for the fourth quarter of 2012

Net earnings per diluted share	$2.44 to $2.46, excluding the benefit from the Visa/MasterCard settlement and from a reduction in the company’s obligation to fund the UFCW consolidated pension fund created in January

Non-fuel FIFO operating profit margin	We expect full-year FIFO operating margin rate in 2012, excluding fuel, to expand slightly compared to fiscal 2011 results.

Capital expenditures

$1.9 to $2.2 billion, excluding acquisitions and purchases of leased property.  These capital projects include approximately 40 major projects covering new stores, expansions and relocations, and 100 to 125 remodels, and other investments including technology and infrastructure to support our Customer 1st business strategy.

Supermarket square footage growth	Approximately 1.5% before acquisitions and operational closings

Expected tax rate	Approximately 36% for the fourth quarter of 2012, excluding the resolution of any tax issues

LIFO	$125 million
Pension Contributions/ Expenses

Company-sponsored pension plans

We expect 2012 expense to be approximately $90 million.  We expect to make cash contributions in 2012 of approximately $75 million.

401(k) plan

For 2012, we expect a slight increase in our cash

contributions and expense compared to 2011. Multi-employer plans In 2012, we expect to contribute approximately $240 million to multi-employer pension funds.

Labor

In 2012, we will negotiate agreements with the UFCW for store associates in Indianapolis, Nashville and Portland.  We will also negotiate an agreement for associates in our Delaware, Ohio distribution facility. Negotiations this year will be challenging as we must have competitive cost structures in each market while meeting our associates’ needs for good wages and affordable health care.  Also, we must address the underfunding of Taft-Hartley pension plans.

Growth Strategy:  To support its growth strategy, Kroger expects to increase capital spending by an incremental $200 million annually and increase return on invested capital.  In 2013, Kroger plans to build, expand or relocate 50 supermarkets.   Kroger’s long term, fully-diluted earnings per share growth target is 8 to 11 percent, plus a current dividend of 2.5%.  Kroger will continue to use its strong free cash flow to deliver shareholder value through actions such as our recent 30% dividend increase and the continuation of our share repurchase program.  Since reinstating dividends in 2006, Kroger has increased the dividend each year and expects to continue to do so, while achieving a leverage ratio that will permit it to maintain its current debt rating.

Our ability to increase return on invested capital, achieve identical supermarket sales and earnings growth and earnings per share goals, as well as the timing that those earnings occur within the year, may be affected by: labor disputes, particularly as the Company seeks to manage health care and pension costs; industry consolidation; pricing and promotional activities of existing and new competitors, including nontraditional competitors, the aggressiveness of competition, and our response to these activities; unexpected changes in product costs; the state of the economy, including interest rates and the inflationary and deflationary trends in certain commodities; the success of our Customer 1st Strategy; the extent to which our customers exercise caution in their purchasing behavior in response to economic conditions as well as fuel and food prices; the number of shares outstanding; the success of our future growth plans; goodwill impairment; changes in government funded benefit programs; volatility in our fuel margins; the effect of fuel costs on consumer spending; the effect of prescription drugs going off patent has on our sales and earnings; our expectations regarding our ability to continue to obtain additional pharmacy sales from third party payors such as Express Scripts; and our ability to generate sales at desirable margins, as well as the success of our programs designed to increase our identical sales without fuel.  In addition, any delays in opening new stores, failure to achieve tonnage growth, or changes in the economic climate, could cause us to fall short of our sales and earnings targets.  Our ability to increase identical supermarket sales, also could be adversely affected by increased competition, and sales shifts to other stores that we operate, as well as increases in sales of our corporate brand products, and the effect that increased numbers of generic pharmaceuticals, which generally carry lower retail prices than brands, have on our sales.  Earnings and sales also may be affected by adverse weather conditions and natural disasters particularly to the extent that these disrupt our operations or those of our suppliers; create shortages in the availability or increases in the cost of products that we sell in our stores or materials and ingredients we use in our manufacturing facilities; or raise the cost of supplying energy to our various operations, including the cost of transportation; and the benefits that we receive from the consolidation of the UFCW pension plans.  Our guidance for LIFO is based on our forecast of cost changes for products in our inventory. Our estimate of product cost changes could be affected by general economic conditions, weather, availability of raw materials and ingredients in the products that we sell and their packaging, and other factors beyond our control. Our non-fuel FIFO operating margin guidance could change if we are unable to pass on any cost increases, if our strategies fail to deliver the cost savings contemplated, or if changes in the cost of our inventory and the timing of those changes differ from our expectations.  Our LIFO charge and the timing of our recognition of LIFO expense will be affected by changes in product costs during the year.  Our earnings per share results also will be affected by our ability to improve our operating results and our ability to repurchase shares under our repurchase program as expected.  Our capital expenditures, our plan to increase capital expenditures, the number of projects that we complete could vary from our expectations if we are unsuccessful in acquiring suitable sites for new stores; development costs vary from those budgeted; our logistics and technology or store projects are not completed on budget or within the time frame projected; or if current operating conditions fail to improve, or worsen.  Square footage growth during the year is dependent upon our ability to acquire desirable sites for construction of new facilities, as well as the timing of completion of projects.  Our plans to use cash flow from operations to fund capital expenditures, repurchase shares, pay dividends to shareholders, increase dividends over time, and maintain our current debt rating will depend on our ability to generate free cash flow and otherwise to have cash on hand, which will be affected by all of the factors identified above, as well as the extent to which funds can be used for those reasons while maintaining our debt rating. Our objective to maintain a particular net total debt to EBITDA ratio will be affected by unanticipated increases in net total debt, our inability to generate free cash flow at the levels anticipated, and our failure to generate expected earnings and the extent to which that ratio will support our current debt rating depends on how the rating agencies view our overall financial condition.  Any change in tax laws, the regulations related thereto, the applicable accounting rules or standards, or the interpretation thereof by federal, state or local authorities could affect our expected tax rate. Should asset values in the multi-employer pension funds deteriorate, if employers withdraw from these funds without providing for their share of the liability, or should our estimates prove to be understated, our contributions and pension expense could increase more than we have anticipated. Likewise, if health care expenses continue to grow at a faster pace than expected, our incremental cost for those expenses will exceed our expectations.  The actual amount of cash contributions to our 401(k) Retirement Savings Account Plan will depend on the number of employees who participate and the level of their participation.  Long term earnings per share growth and total shareholder return, increasing dividend over time, and our ability to reward shareholders through increased earnings per share,  quarterly dividends, and share repurchases, will be affected by all of the factors identified above, as well as the ability for the company to pay dividends from free cash flow as contemplated.  Our ability to expand non-fuel FIFO operating margin slightly compared to 2011 could be affected by all of the factors outlined above that could cause us to fail to achieve our expected earnings and earnings per share growth.

Section 9 — Financial Statements and Exhibits

Item 9.01                                           Financial Statements and Exhibits.

(d)            Exhibits.

99.1                                             Earnings release for third quarter 2012, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE KROGER CO.

November 29, 2012	By:	/s/ Paul Heldman
Paul Heldman
Executive Vice President,
Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	Earnings release for third quarter 2012, filed herewith.